Exhibit 99


Contact:        Robert A. Hoerr, M.D., Ph.D.    Karen L. Bergman (media)
                President & CEO                 Jonathan M. Nugent (investors)
                GalaGen Inc.                    Burns McClellan, Inc.
                612/481-2105                    212/213-0006



FOR IMMEDIATE RELEASE
---------------------

         GALAGEN INC. INITIATES PHASE II CLINICAL TRIAL WITH DIFFISTAT-G
                       FOR ANTIBIOTIC-ASSOCIATED DIARRHEA


Arden Hills, Minn. -- August 14, 1997 -- GalaGen Inc. (Nasdaq: GGEN) today announced that it has initiated a multi-center Phase II clinical trial of Diffistat-G,(the Company's polyclonal antibody drug for the treatment of antibiotic-associated diarrhea, a life-threatening illness caused by the pathogen, Clostridium difficile (C. difficile). Principal investigators in the study include Ciaran Kelly, M.D., Assistant Professor of Medicine, and J. Thomas LaMont, M.D., Professor of Medicine and Chief, Gastroenterology Division, both of Beth Israel-Deaconess Medical Center, Harvard Medical School, Boston.

Antibiotic-associated diarrhea is a major complication of broad spectrum antibiotic therapy, in which the normal bacterial flora in the colon are suppressed, permitting the bacteria C. difficile to colonize the colon. In antibiotic-associated infections, C. difficile releases toxins that injure the lining of the colon, causing painful diarrhea. C. difficile affects an estimated 400,000 patients annually in the U.S. and more than one million globally.

"The initiation of this Phase II clinical trial represents a key milestone in the advancement of Diffistat-G through the clinical development process," said Robert A. Hoerr, M.D., Ph.D., President and CEO of GalaGen. "We believe that the results of this trial will further define the therapeutic potential of Diffistat-G as an effective treatment for antibiotic-associated diarrhea."

Providing an update on the Sporidin-G(TM) clinical development program, GalaGen announced that it has placed the U.S. Phase II/III clinical trial in HIV/AIDS patients on hold, citing a continued decline in Cryptosporidium parvum (C. parvum) infections due to the current success of anti-AIDS therapies.

"We remain very positive about the clinical potential of Sporidin-G in the treatment of C. parvum infections and will maintain an active IND in case a clinical need reemerges in the AIDS population or we decide to pursue other indications for the product," Dr. Hoerr stated. "In the interim, we will focus the Company's resources on other pharmaceutical and nutritional products in development. These products offer significant market opportunities and are receiving substantial interest from potential corporate partners."



                                     -more-


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GalaGen Announces Diffistat-G Phase II Trial Initiation
Page Two

GalaGen Inc. is evaluating the commercial potential for Sporidin-G in HIV/AIDS patients in developing countries where there is an ongoing need for promising products to address opportunistic infections. The Company is also evaluating other potential indications, because C. parvum continues to be targeted by public health officials as a serious emerging pathogen that causes acute diarrhea in normal individuals, particularly in children.

GalaGen Inc. is developing a portfolio of oral pharmaceutical products derived from its platform technology that target life-threatening and emerging pathogens. In addition to Diffistat-G, the Company currently is advancing two other polyclonal antibody therapeutics. Candistat-G(TM) is an oral antibody product in early clinical development for the treatment of thrush or infection of the throat and oral cavity with the fungus Candida. PylorImune-G(TM) is in preclinical development with the Company's corporate partner, Chiron
Corporation. The Company is utilizing its pharmaceutical and nutritional expertise to actively develop proprietary dietary supplements and medical foods.

EXCEPT FOR HISTORICAL INFORMATION, MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY BE MATERIALLY DIFFERENT. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER INCLUDE: LEVELS OF RESOURCES DEVOTED BY THE COMPANY TO THE DEVELOPMENT OF ITS MANUFACTURING AND MARKETING CAPABILITIES, RISKS GENERALLY ASSOCIATED WITH CONSTRUCTION OF MANUFACTURING FACILITIES, THE ABILITY OF THE COMPANY TO MAKE TECHNOLOGICAL ADVANCES, THE STATUS OF COMPETITIVE PRODUCTS AND THE ABILITY OF THE COMPANY TO ESTABLISH STRATEGIC ALLIANCES TO PROVIDE RESEARCH AND DEVELOPMENT FUNDING TO THE COMPANY.